Exhibit 4.6

SHAREHOLDERS AGREEMENT
by and between
SMITHFIELD FOODS, INC.
and
WH GROUP LIMITED
Dated as of January 21, 2025

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6.9	Additional Matters; Survival of Indemnities	30
6.10	Covenant Not to Sue	31
6.11	Securities Law Claims	31

ARTICLE VII DISPUTE RESOLUTION		31

7.1	Arbitration	31
7.2	Specific Performance	32
7.3	Treatment of Arbitration	33
7.4	Continuity of Service and Performance	33
7.5	Consolidation	33

ARTICLE VIII MISCELLANEOUS PROVISIONS		33

8.1	Reliance	33
8.2	Amendment and Waiver; Actions of the Board	33
8.3	Notices	33
8.4	Counterparts	34
8.5	Remedies; Severability	34
8.6	Entire Agreement; Consent to Amendment and Restatement	34
8.7	Term	35
8.8	Governing Law	35
8.9	Consent to Jurisdiction; Waiver of Jury Trial	35
8.10	Successors and Assigns; Beneficiaries	35
8.11	Inconsistent Agreements	36
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SHAREHOLDERS AGREEMENT
This Shareholders Agreement (this “Agreement”) is made as of January 21, 2025 by and between Smithfield Foods, Inc., a Virginia corporation (the “Company”), and WH Group Limited, a Cayman Islands limited liability company (“WHG”).
RECITALS
WHEREAS, the Company is proposing to consummate an initial public offering (the “Initial Public Offering”) of its common stock, no par value per share (the “Common Stock”);
WHEREAS, WHG is an indirect shareholder of the Company;
WHEREAS, after the completion of the Initial Public Offering, WHG will beneficially own a majority of the voting power of the Common Stock through its wholly-owned indirect subsidiary, SFDS UK Holdings Limited, which directly owns such Common Stock; and
WHEREAS, the Company wishes to enter into this Agreement and a registration rights agreement (the “Registration Rights Agreement”) with WHG prior to the consummation of the Initial Public Offering, effective upon the closing date of the Initial Public Offering (the “Effective Date”), which will, jointly, define certain rights and obligations among the Company and WHG; and
WHEREAS, the parties hereto desire to agree upon the respective rights and obligations after the Effective Date with respect to certain corporate governance matters of the Company, information access, releases and indemnities and other related matters.
NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
DEFINITIONS
1.1    Drafting Conventions; No Construction Against Drafter.
(a)    The headings in this Agreement are provided for convenience and do not affect its meaning. The words “include,” “includes” and “including” are to be read as if they were followed by the phrase “without limitation.” Unless specified otherwise, any reference to an agreement means that agreement as amended or supplemented, subject to any restrictions on amendment contained in such agreement. Unless specified otherwise, any reference to a statute or regulation means that statute or regulation as amended or supplemented from time to time and any corresponding provisions of successor statutes or regulations. If any date specified in this Agreement as a date for taking action falls on a day that is not a business day, then that action may be taken on the next business day. Unless specified otherwise, the words “party” and “parties” refer only to a party named in this Agreement and permitted assigns.

(b)    The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent. If an ambiguity or question of intent or interpretation arises, this Agreement is to be construed as if drafted jointly by the parties and there is to be no presumption or burden of proof or rule of strict construction favoring or disfavoring any party because of the authorship of any provision of this Agreement.
1.2    Defined Terms.
The following capitalized terms, as used in this Agreement, shall have the meanings set forth below.
“Action” shall mean any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, case, litigation, proceeding or investigation (whether civil, criminal, administrative or investigative) by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal.
“Affiliate” shall mean, when used with respect to a specified Person and at a point in, or with respect to a period of, time, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person at such point in or during such period of time. For the purposes of this definition, “control”, when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise. It is expressly agreed that, from and after the Effective Time, solely for purposes of this Agreement, (i) no member of the Company Group shall be deemed an Affiliate of any member of the WHG Indemnity Group and (ii) no member of the WHG Indemnity Group shall be deemed an Affiliate of any member of the Company Group.
“Agreement” shall have the meaning set forth in the preamble.
“Annual Financial Statements” shall have the meaning set forth in Section 5.1.
“Applicable Exchange Standards” shall mean listing standards of the NYSE, Nasdaq or the National Securities Exchange on which the Common Stock is then primarily listed for trading, as applicable.
“Applicable Period” shall have the meaning set forth in Section 5.1.
“Arbitral Tribunal” shall have the meaning set forth in Section 7.2.
“Articles” shall mean the amended and restated articles of incorporation of the Company in effect as of the Effective Date, as amended from time to time.
“Beneficially Own” and “Beneficially Owned” shall have the meaning set forth in Section 13(d) of the Exchange Act and the rules and regulations thereunder.

“Business Day” shall mean any day other than Saturday or Sunday and any other day on which commercial banking institutions located in New York, New York are required, or authorized by Law, to remain closed.
“Business Entity” shall mean any corporation, partnership, limited liability company, joint venture or other entity.
“Bylaws” shall mean the Company’s amended and restated bylaws in effect as of the Effective Date, as amended from time to time.
“Cause” shall mean with respect to a director (a) willful and continued failure substantially to perform his duties with the Company in his established position, (b) willful conduct which is materially injurious to the Company or any of its Subsidiaries, monetarily or otherwise, (c) conviction for, or guilty plea to, a felony or a crime involving moral turpitude, or (d) abuse of illegal drugs or other controlled substances or habitual intoxication.
“Commission” shall mean the United States Securities and Exchange Commission.
“Common Stock” shall have the meaning set forth in the recitals.
“Company” shall have the meaning set forth in the recitals of this Agreement.
“Company Auditors” shall have the meaning set forth in Section 5.2.
“Company Board” shall mean the board of directors of the Company as constituted from time to time.
“Company Former Businesses” shall mean any Former Business that, at the time of sale, conveyance, assignment, transfer, disposition, divestiture (in whole or in part) or discontinuation, abandonment, completion or termination of the operations, activities or production thereof, was owned by a Business Entity in the Company Group. For the avoidance of doubt, the European Business shall not be a Company Former Business.
“Company Group” shall mean (i) the Company, the Company Retained Business and each Person that is a direct or indirect Subsidiary of the Company as of immediately following the Effective Time and (ii) each Business Entity that becomes a Subsidiary of the Company after the Effective Time.
“Company Indemnitees” shall mean the Company, each member of the Company Group and each of their respective Affiliates from and after the Effective Time and the Company and each member of the Company Group and such Affiliates’ respective current, former and future directors, officers, employees and agents (solely in their respective capacities as current, former and future directors, officers, employees or agents of such Persons) and each of the heirs, administrators, executors, successors and assigns of any of the foregoing, except, for the avoidance of doubt, the WHG Indemnitees.
“Company Public Documents” shall have the meaning set forth in Section 5.1.

“Company Released Liabilities” shall have the meaning set forth in Section 6.1.
“Company Retained Business” shall mean (i) those Business Entities in which the Company or its Affiliates had a direct or indirect ownership interest prior to the Effective Time (excluding the Company Group), (ii) those Business Entities or businesses acquired or established by or for any member of the Company Group after the Effective Time, and (iii) any Company Former Business; provided that Company Retained Business shall not include any WHG Former Business.
“Compensation Committee Designation Number” shall have the meaning set forth in Section 3.3.
“Confidential Information” shall mean all non-public, confidential or proprietary Information to the extent concerning a party and/or its Subsidiaries, including any such Information that was acquired by any party after the Effective Time in accordance with this Agreement, or that was provided to a party by a third party in confidence, except for any Information that is (i) in the public domain or known to the public through no fault of the receiving party or its Subsidiaries, (ii) lawfully acquired after the Effective Time by such party or its Subsidiaries from other sources not known to be subject to confidentiality obligations with respect to such Information or (iii) independently developed by the receiving party after the Effective Time without reference to any confidential information.
“Continuing Arrangements” shall mean (i) this Agreement, (ii) the Registration Rights Agreement, (ii) any contracts between the Company or a member of the Company Group, on the one hand, and WHG or a member of the WHG Indemnity Group, on the other hand, which contract is related primarily to the provision or purchase of products or services and was or is entered into in the ordinary course of business and on arms’-length terms; and (iv) such other commercial arrangements among the parties that are intended to survive and continue following the Effective Time.
“Effective Date” shall have the meaning set forth in the recitals of this Agreement.
“Effective Time” shall mean 12:01 a.m., New York time, on the Effective Date.
“European Business” shall mean the entities, assets and businesses held directly and indirectly by SFDS Jersey Holdings Limited as of August 27, 2024.
“Excess Director Number” shall have the meaning set forth in Section 3.1.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Executive Officer” shall mean the Chief Executive Officer, Chief Financial Officer and all other persons qualifying as “officers” for purposes of Rule 16a-1(f) under the Exchange Act.
“Financial Delivery Practices” shall have the meaning set forth in Section 5.1.

“Former Business” shall mean any corporation, partnership, entity, division, business unit or business (in each case, including any assets and liabilities comprising the same) that has been sold, conveyed, assigned, transferred, spun-off, split-off or otherwise disposed of or divested (in whole or in part) to a Person or Persons that is not a member of the WHG Indemnity Group or the Company Group or the operations, activities or production of which has been discontinued, abandoned, completed or otherwise terminated (in whole or in part), in each case, prior to the Effective Time.
“GAAP” means generally accepted accounting principles, as in effect in the United States of America from time to time.
“Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign, multinational, or supranational exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government and any executive official thereof (including, without limitation, the Hong Kong Stock Exchange and the SFC).
“Hong Kong Stock Exchange” shall mean The Stock Exchange of Hong Kong Limited.
“Hong Kong Listing Rules” shall mean the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited, and the listing decisions, guidelines and other requirements of the Hong Kong Stock Exchange, each as amended, supplemented or modified from time to time.
“ICC” shall have the meaning set forth in Section 7.2.
“ICC Rules” shall have the meaning set forth in Section 7.2.
“Indemnifiable Losses” shall mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder).
“Indemnifying Party” shall have the meaning set forth in Section 6.4.
“Indemnitees” shall mean the Company Indemnitees and WHG Indemnitees, collectively; or each, an “Indemnitee.”
“Indemnity Payment” shall have the meaning set forth in Section 6.7.
“Independent Director” shall mean a director that satisfies the independence requirements of Rule 10A-3(b)(1) under the Exchange Act and Applicable Exchange Standards, including with respect to standards applicable to service on certain board of directors’ committees.

“Information” shall mean information, content and data (including personal data) in written, oral, electronic, computerized, digital or other tangible or intangible media, including (i) books and records, whether accounting, legal or otherwise, ledgers, studies, reports, surveys, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, marketing plans, customer names and information (including prospects), technical information relating to the design, operation, testing, test results, development, and manufacture of any party’s products or facilities (including product or facility specifications and documentation; engineering, design and manufacturing drawings, diagrams, layouts, maps and illustrations; formulations and material specifications; laboratory studies and benchmark tests; quality assurance policies procedures and specifications; evaluation and/validation studies; process control and/or shop-floor control strategy, logic or algorithms; assembly code, software, firmware, programming data, databases, and all information referred to in the same); product costs, margins and pricing; as well as product marketing studies and strategies; all other methodologies, procedures, techniques and know-how related to research, engineering, development and manufacturing; communications, correspondence, materials, product literature, artwork, files, documents; and (ii) financial and business information, including earnings reports and forecasts, macro-economic reports and forecasts, all cost information (including supplier records and lists), sales and pricing data, business plans, market evaluations, surveys, credit-related information, and other such information as may be needed for reasonable compliance with reporting, disclosure, filing, notification or other requirements, including under applicable securities or tax laws or regulations of securities exchanges.
“Insurance Proceeds” shall mean those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of an insured, in either case net of any applicable deductible or retention.
“Initial Public Offering” shall have the meaning set forth in the recitals of this Agreement.
“Interim Relief” shall have the meaning set forth in Section 7.2.
“Law” shall mean any applicable U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, income tax treaty, order, requirement or rule of law (including common law) or other binding directives promulgated, issued, entered into or taken by any Governmental Entity.
“Liabilities” shall mean any and all indebtedness, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any agreement or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto.
“Majority Holder Date” means the first date on which WH Group ceases to own, in the aggregate, a majority of the then outstanding shares of Common Stock.

“Monthly Financial Information” shall have the meaning set forth in Section 5.1.
“Nasdaq” means the NASDAQ Global Select Market, NASDAQ Global Market or NASDAQ Capital Market (or their respective successors).
“National Securities Exchange” means a securities exchange that has registered with the Commission under Section 6 of the Exchange Act.
“Nominating and Governance Committee Designation Number” shall have the meaning set forth in Section 3.4(a).
“NYSE” means the New York Stock Exchange (or its successor).
“Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government (or agency or political subdivision thereof) or any other entity or group (as defined in Section 13(d) of the Exchange Act).
“Privilege” shall have the meaning set forth in Section 4.4.
“Privileged Information” shall have the meaning set forth in Section 4.4.
“Qualified Compensation Director” means a director who is a “Non-Employee Director” as defined in Rule 16b-3(b)(3)(i) under the Exchange Act.
“Registration Rights Agreement” shall have the meaning set forth in the recitals of this Agreement.
“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Semi-Annual Financial Information” shall have the meaning set forth in Section 5.1.
“SFC” shall mean The Securities and Futures Commission of Hong Kong.
“Shares” shall mean, at any time, (i) Common Stock and (ii) any other equity securities now or hereafter issued by the Company, together with any options thereon and any other shares of stock or other securities issued or issuable with respect thereto (whether by way of a stock dividend, stock split or in exchange for or in replacement or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).
“Subsidiary” shall mean with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other Person in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity or economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity. It is expressly agreed that, from and after the Effective Time, solely for purposes of this Agreement, neither the Company nor any other member of the Company Group shall be deemed a Subsidiary of WHG or any other member of the WHG Indemnity Group.
“Third Party Claims” shall have the meaning set forth in Section 6.4.
“Third Party Proceeds” shall have the meaning set forth in Section 6.7.
“WHG” shall have the meaning set forth in the recitals of this Agreement.
“WH Group Designee” shall have the meaning set forth in Section 3.1.
“WH Group Director” shall mean any director on the Company Board who is a WH Group Designee.
“WHG Former Business” shall mean (i) any Former Business that, at the time of sale, conveyance, assignment, transfer, disposition, divestiture (in whole or in part) or discontinuation, abandonment, completion or termination of the operations, activities or production thereof, was owned by a Business Entity in the WHG Indemnity Group (excluding any Business Entity in the Company Group).
“WH Group” shall mean (a) WHG; (b) any and all successors to WHG by way of merger, consolidation or sale of all or substantially all of its assets or equity; (c) any corporation, limited liability company, joint venture, partnership, trust, association or other entity in which WHG: (i) Beneficially Owns, either directly or indirectly, more than 50 percent of (A) the total combined voting power of all classes of voting securities of such entity, (B) the total combined equity interests or (C) the capital or profits interest, in the case of a partnership or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body, but in each case shall not include the Company or any subsidiary of the Company; or (d) any person or entity that acquires a majority of the then outstanding shares of Common Stock directly from one or more WH Group Parties.
“WHG Indemnity Group” shall mean (i) WHG, the WHG Retained Business and each Person that is a direct or indirect Subsidiary of WHG as of immediately following the Effective Time and (ii) each Business Entity that becomes a Subsidiary of WHG after the Effective Time.
“WH Group Party” shall mean any member of WH Group that is a shareholder of the Company.
“WHG Indemnitees” shall mean WHG, each member of the WHG Indemnity Group and each of their respective Affiliates from and after the Effective Time, and WHG and each member of the WHG Indemnity Group and such Affiliates’ respective current, former and future directors, officers, employees and agents (solely in their respective capacities as current, former and future directors, officers, employees or agents of such Persons) and each of the heirs, executors, successors and assigns of any of the foregoing, except, for the avoidance of doubt, the Company Indemnitees.

“WHG Retained Business” shall mean (i) those Business Entities in which WHG or its Affiliates had a direct or indirect ownership interest prior to the Effective Time (excluding the Company Group), (ii) those Business Entities or businesses acquired or established by or for any member of the WHG Indemnity Group after the Effective Time, and (iii) any WHG Former Business; provided that WHG Retained Business shall not include any Company Former Business.
“WHG Public Documents” shall have the meaning set forth in Section 5.1(j).
“WHG Released Liabilities” shall have the meaning as set forth in Section 6.1.
ARTICLE II.
REPRESENTATIONS AND WARRANTIES
2.1    Representations and Warranties of WHG. WHG hereby represents, warrants and covenants to the Company as follows: (a) WHG has full legal capacity to enter into this Agreement and perform its obligations hereunder; (b) this Agreement constitutes the valid and binding obligation of WHG enforceable against it in accordance with its terms, except as the same may be affected by bankruptcy, insolvency, moratorium or similar laws, or by legal or equitable principles relating to or limiting the rights of contracting parties generally; and (c) the execution, delivery and performance by WHG of this Agreement does not and will not: (i) violate any Law applicable to WHG and its Subsidiaries, or require WHG or its Subsidiaries to obtain any approval, consent or waiver of, or to make any filing with, any Person that has not been obtained or made; or (ii) result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which WHG or its Subsidiaries is a party or by which the property of WHG or its Subsidiaries is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets or properties of WHG or its Subsidiaries.
2.2    Representations and Warranties of the Company. The Company hereby represents, warrants and covenants to WHG as follows: (a) the Company has full corporate power and authority to enter into this Agreement and perform its obligations hereunder; (b) this Agreement constitutes the valid and binding obligation of the Company enforceable against it in accordance with its terms, except as the same may be affected by bankruptcy, insolvency, moratorium or similar laws, or by legal or equitable principles relating to or limiting the rights of contracting parties generally; and (c) the execution, delivery and performance by the Company of this Agreement does not and will not: (i) violate any Law applicable to the Company and its Subsidiaries, or require the Company or its Subsidiaries to obtain any approval, consent or waiver of, or to make any filing with, any Person that has not been obtained or made; or (ii) result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which the Company or its Subsidiaries is a party or by which the property of the Company or its Subsidiaries is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets or properties of the Company or its Subsidiaries.
ARTICLE III
BOARD MATTERS
3.1    Company Board Representation.
(a)    Following the Effective Date, and for so long as WH Group owns, in the aggregate, a majority of the outstanding shares of Common Stock, the WH Group Parties shall have the right to designate for inclusion in the slate of directors nominated by the Company Board (or any nominating committee thereof) for election to the Company Board (each person so designated, a “WH Group Designee”) a majority of the members of the Company Board. Until the Majority Holder Date, the Company shall use its reasonable best efforts to cause the Company Board to appoint a WH Group Designee as the Chairperson of the Company Board. For so long as WH Group owns, in the aggregate, shares of Common Stock representing less than a majority but at least 10% of the then outstanding Common Stock, the WH Group Parties shall be entitled to designate for inclusion in the slate of directors nominated by the Company Board (or any nominating committee thereof) for election to the Company Board a proportionate number of WH Group Designees to the Company Board, as calculated in accordance with Section 3.1(e). Notwithstanding anything to the contrary set forth herein, the Company’s obligations with respect to the election or appointment of WH Group Designees (i) shall be limited to the obligations set forth under this Section 3.1 and (ii) shall be further limited by the Company’s and the Company Board’s compliance with any Law and any applicable Commission or stock exchange director independence requirements (giving effect to any “controlled company” exemption applicable thereto), provided that the Company shall take necessary actions to comply therewith.
(b)    Following the Effective Date, and for so long as WH Group owns, in the aggregate, a majority of the outstanding shares of Common Stock, the Company shall not (either directly or indirectly through a Subsidiary, or through one or a series of related transactions), without the prior written consent of WHG:
(i)    change the number of directors on the Company Board; or
(ii)    remove (other than for Cause) the Chairperson of the Company Board.
Further, for so long as the WH Group Parties are entitled to designate any WH Group Designees pursuant to this Article III, the Company Board shall not nominate for election to the Company Board a number of directors greater than the authorized number of directorships at such time.
(c)    For so long as WH Group owns, in the aggregate, a majority of the outstanding shares of Common Stock, the Company shall take advantage of all available “controlled company” exemptions under the rules of the stock exchange on which the Company’s Shares are listed, including exemptions from compliance with certain corporate governance requirements relating to director independence, unless the Company receives a WH Group Party’s prior written consent not to avail itself of such exemptions. Commencing with the annual meeting of shareholders of the Company to be held in 2025 and prior to each annual meeting of shareholders of the Company thereafter, the WH Group Parties shall be entitled to present to the Company Board or any nominating committee thereof for nomination thereby such number of WH Group Designees for election to the Company Board (or if there is a classified board, the class of directors up for election) at such annual meeting as would result in WH Group having the appropriate number of WH Group Designees on the Company Board as determined pursuant to this Section 3.1.
(d)    The Company shall at all such times exercise all authority under Law and cause all such WH Group Designees to be nominated for election as members of the Company Board by the Company Board (or any nominating committee thereof). The Company shall cause each WH Group Designee for election to the Company Board to be included in the slate of nominees set forth in the Company’s proxy materials and the Company (i) shall use its reasonable best efforts to cause the Company Board, subject to compliance with the Company Board’s fiduciary duties, to recommend to holders of Common Stock (including at any special meeting of shareholders held for the election of directors) the election of the WH Group Designees to the Company Board and (ii) shall use its reasonable best efforts, subject to compliance with the Company Board’s fiduciary duties, to cause the election of each such WH Group Designee, including soliciting proxies in favor of the election of such persons. In the event that any WH Group Designee serving on the Company Board shall cease to serve as a director for any reason, the vacancy resulting therefrom shall be filled by the Company Board with a substitute WH Group Designee that is designated in writing by the WH Group Parties. In the event that as a result of any increase in the size of the Company Board, the WH Group Parties are entitled to have one or more additional WH Group Designees elected to the Company Board pursuant to this Section 3.1, the Company Board shall appoint the appropriate number of such additional WH Group Designees.
(e)    If at any time WH Group owns, in the aggregate, shares of Common Stock representing less than a majority but at least 10% of the then outstanding shares of Common Stock , the number of persons the WH Group Parties shall be entitled to designate for inclusion in the slate of directors to be nominated by the Company Board (or any nominating committee thereof) for election to the Company Board shall be equal to the number of directors computed using the following formula (rounded up to the nearest whole number): the product of (i) the percentage of the total voting power of the then outstanding Common Stock owned, in the aggregate, by WH Group and (ii) the number of directors then on the Company Board (assuming no vacancies exist). Notwithstanding the foregoing, if the calculation set forth in the foregoing sentence would result in the WH Group Parties being entitled to nominate a majority of the members of the Company Board solely as a result of rounding, the formula will be recalculated with the product being rounded down to the nearest whole number; provided, however, that if WH Group, at any time, acquires additional shares of Common Stock so that WH Group owns, in the aggregate, a majority of the outstanding shares of Common Stock, then the number of persons the WH Group Parties shall be entitled to designate for inclusion in the slate of directors being nominated by the Company Board (or any nominating committee thereof) for election to the Company Board shall be adjusted upward, if appropriate as a result of rounding, in accordance with the provisions of this Section 3.1(e). If the number of WH Group Designees serving on the Company Board exceeds the number determined pursuant to the foregoing sentences of this Section 3.1(e) (such difference being herein called the “Excess Director Number”), then unless otherwise determined by a majority of the Independent Directors who are not WH Group Designees, the WH Group Parties shall instruct such WH Group Designees (the number of which designees shall be equal to the Excess Director Number) to promptly resign from the Company Board and shall use its reasonable best efforts to cause such individual to so resign, and, to the extent such persons do not so resign, WH Group shall assist Company in increasing the size of the Company Board, so that after giving effect to such increase, the number of WH Group Designees on the Company Board is in accordance with the provisions of this Section 3.1(e).
(f)    The parties agree that the Company Board shall consist of three classes of directors at the Effective Time, which shall include one (1) WH Group Designee in Class I, two (2) WH Group Designees in Class II and two (2) WH Group Designees in Class III, as set forth in the registration statement in connection with the Initial Public Offering.
3.2    Audit Committee of the Company Board.
At any time during which the Company Board includes a WH Group Director who is also an Independent Director, at least one member of the audit committee of the Company Board shall, at the option of the WHG Group Parties, be a WH Group Director, provided that such WH Group Director shall also meet the standards for audit committee membership as set forth in Applicable Exchange Standards.
3.3    Compensation Committee of the Company Board.
(a)    For so long as WH Group owns, in the aggregate, at least 25% of the then outstanding shares of Common Stock, the Company Board shall have a compensation committee, the WH Group Parties shall have the right to designate a number of WH Group Directors to serve on its compensation committee equal to the product of (i) the percentage of the total voting power of the then outstanding Common Stock owned, in the aggregate, by WH Group and (ii) the total number of directors entitled to serve on the compensation committee of the Company Board, rounded up to the nearest whole number (the “Compensation Committee Designation Number”); provided that at any time following the Majority Holder Date, any such WH Group Directors shall be Independent Directors. Within 60 days of a decrease in the number of WH Group Directors to which the WH Group Parties are entitled to cause to serve on the compensation committee pursuant to the immediately preceding sentence, unless otherwise determined by a majority of the Independent Directors who are not WH Group Directors, the WH Group Parties shall instruct a sufficient number of WH Group Directors to promptly resign from the compensation committee of the Company Board such that the number of WH Group Directors equals the Compensation Committee Designation Number and shall use their reasonable best efforts to cause such individual to so resign.

(b)    On the Majority Holder Date (or on such earlier date as WH Group shall determine), to the extent not already so delegated, the Company Board shall delegate to the compensation committee the responsibilities and authority consistent with Applicable Exchange Standards.
(c)    From the formation of any compensation committee until the Majority Holder Date, and during any other time that the compensation committee includes members who are not Qualified Compensation Directors, the compensation committee shall maintain a subcommittee consisting solely of two or more Qualified Compensation Directors who shall be responsible for:
(i)    approving any grants of equity or equity-based compensation awards to an Executive Officer or Company Board member; and
(ii)    such other matters as shall be delegated to the subcommittee by the compensation committee or as shall be required by Law to be approved or determined by Qualified Compensation Directors.
(d)    Following the Majority Holder Date, the compensation committee of the Company Board shall have responsibilities and authority consistent with Applicable Exchange Standards in connection with compensation committee membership, and such additional responsibilities and authority, not inconsistent with this Agreement, as shall be delegated to it by the Company Board from time to time.
3.4    Nominating and Governance Committee of the Company Board.
(a)    For so long as WH Group owns, in the aggregate, at least 25% of the then outstanding shares Common Stock, the Company Board shall have a nominating and governance committee, the WH Group Parties shall have the right to designate a number of WH Group Directors to serve on its nominating and governance committee equal to the product of (i) the percentage of the total voting power of the then outstanding shares of Common Stock owned, in the aggregate, by WH Group and (ii) the total number of directors entitled to serve on the nominating and governance committee of the Company Board, rounded up to the nearest whole number (the “Nominating and Governance Committee Designation Number”); provided that at any time following the Majority Holder Date, such WH Group Directors shall be Independent Directors. Within 60 days of a decrease in the number of WH Group Directors to which the WH Group Parties are entitled to cause to serve on the nominating and governance committee pursuant to the immediately preceding sentence, unless otherwise determined by a majority of the Independent Directors who are not WH Group Directors, the WH Group Parties shall instruct a sufficient number of WH Group Directors to promptly resign from the nominating and governance committee of the Company Board such that the number of WH Group Directors equals the Nominating and Governance Committee Designation Number and shall use their reasonable best efforts to cause such individual to so resign.
(b)    Following the Majority Holder Date, the nominating and governance committee of the Company Board shall exercise the responsibilities and authority consistent with Applicable Exchange Standards in connection with nominating and governance committee membership. At all times, the nominating and governance committee shall exercise the responsibilities and authority, not inconsistent with this Agreement, as shall be delegated to it by the Company Board from time to time.
3.5    Implementation.
(a)    The Company shall make such disclosures, and shall take such other steps, as shall be required to avail itself of such exemptions from the Applicable Exchange Standards and other Law so as to permit the full implementation of this Article III.
(b)    Any determination by or consent of WHG pursuant to this Article III shall be evidenced in writing signed by a WH Group Party. The signature of a WH Group executive officer who is also a director on the Company Board on a unanimous written consent by the Company Board shall not constitute consent or approval by or on behalf of WH Group or the WH Group Parties under this Section 3.5(b).
(c)    Each of the parties covenants and agrees to take all necessary actions within its control to ensure that the Articles and Bylaws do not, at any time, conflict with the provisions of this Agreement.
(d)    Except as expressly stated above, WH Group Directors shall not be required to be Independent Directors or meet any standard of independence from the Company and may be officers or employees of WH Group but not of the Company.
3.6    Conflicts.
To the extent this Article III conflicts with the Articles, the Articles shall control.
ARTICLE IV
ACCESS TO INFORMATION
4.1    Access to Information. Other than in circumstances in which indemnification is sought pursuant to Article VI (in which event the provisions of such Article VI shall govern):
(a)    After the Effective Time, upon the prior written reasonable request by, and at the expense of, the Company for specific and identified Information:
(i)    that (A) relates to the Company or its business, as the case may be, prior to the Effective Time or (B) is necessary for the Company to comply with the terms of, or otherwise perform under, any agreement to which WHG and/or the Company are parties, WHG shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if the Company has a reasonable need for such originals) in the possession or control of WHG or any of its Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of the Company; provided that, to the extent any originals are delivered to the Company pursuant to this Agreement, the Company shall, at its own expense, return them to WHG within a reasonable time after the need to retain such originals has ceased; provided further that, in the event that any such access or the provision of any such Information (including Information requested under Article V) would violate any Law or agreement with a third party or could reasonably result in the waiver of any Privilege, WHG shall not be obligated to provide such Information requested by the Company; or
(ii)    that (A) is required by the Company with regard to reasonable compliance with reporting, disclosure, filing, notification or other requirements imposed on the Company, including under applicable securities or tax laws, by any National Securities Exchange or by a Governmental Entity having jurisdiction over the Company, or (B) is for use in any other judicial, regulatory, administrative or other proceeding, internal investigation or internal audit or in order to satisfy audit, accounting, claims, regulatory, litigation, Action or other similar requirements, as applicable, WHG shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if the Company has a reasonable need for such originals) in the possession or control of WHG or any of its Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of the Company; provided that, to the extent any originals are delivered to the Company pursuant to this Agreement, the Company shall, at its own expense, return them to WHG within a reasonable time after the need to retain such originals has ceased.
(b)    After the Effective Time, upon the prior written reasonable request by, and at the expense of, WHG for specific and identified Information:
(i)    that (A) relates to matters prior to the Effective Time or (B) is necessary for WHG to comply with the terms of, or otherwise perform under, any agreement to which WHG and/or the Company are parties, the Company shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if WHG has a reasonable need for such originals) in the possession or control of the Company or any of its Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of WHG; provided that, to the extent any originals are delivered to WHG pursuant to this Agreement, WHG shall, at its own expense, return them to the Company within a reasonable time after the need to retain such originals has ceased; provided further that, in the event any such access or the provision of any such Information (including information requested under Article V) would violate any Law or agreement with a third party or waive any Privilege, the Company shall not be obligated to provide such Information requested by WHG or
(ii)    that (A) is required by WHG with regard to reasonable compliance with reporting, disclosure, filing, notification or other requirements imposed on WHG, including under applicable securities or tax laws, by any National Securities Exchange or by a Governmental Entity having jurisdiction over WHG, or (B) is for use in any other judicial, regulatory, administrative or other proceeding, internal investigation or internal audit or in order to satisfy audit, accounting, claims, regulatory, litigation, Action or other similar requirements, as applicable, the Company shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if WHG has a reasonable need for such originals) in the possession or control of the Company or any of its Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of WHG; provided that, to the extent any originals are delivered to WHG pursuant to this Agreement, WHG shall, at its own expense, return them to the Company within a reasonable time after the need to retain such originals has ceased.
(c)    Each of WHG and the Company shall inform their respective officers, employees, agents, consultants, advisors, authorized accountants, counsel and other designated representatives who have or have access to the other party’s Confidential Information or other information provided pursuant to this Article IV or Article V of their obligation to hold such information confidential in accordance with the provisions of this Agreement.
(d)    In the event that either WHG or the Company reasonably determines that the disclosure of any Information pursuant to Section 4.1(a) or Section 4.1(b) could be commercially detrimental, violate any Law or agreement or waive or jeopardize any attorney-client privilege or attorney work product protection, such party shall not be required to provide access to or furnish such Information to the other party; provided, however, that, if any access or Information is withheld by a party pursuant to this Section 4.1(d), such party shall inform the other party as to the general nature of what is being withheld and the basis for withholding such access or Information, and both parties shall use reasonable best efforts to permit compliance with Section 4.1(a) or Section 4.1(b), as applicable, in a manner that avoids any such harm or consequence.
4.2    Reimbursement; Other Matters. Except to the extent otherwise contemplated by this Agreement, a party providing Information or access to Information to the other party under this Article IV shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees of such party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), as may be reasonably incurred in providing such Information or access to such Information.
4.3    Confidentiality.
(a)    Notwithstanding any termination of this Agreement, each of the Company and WHG shall hold, and shall cause their respective Affiliates and their officers, employees, agents, consultants and advisors to hold, in strict confidence (and not to disclose or release or, except as otherwise permitted by this Agreement, use, including for any ongoing or future commercial purpose, without the prior written consent of the party to whom the Confidential Information relates (which may be withheld in such party’s sole and absolute discretion, except where disclosure is required by Law)), any and all Confidential Information concerning or belonging to the other party or its Affiliates; provided that each party may disclose, or may permit disclosure of, Confidential Information (i) to its respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such Information for auditing and other non-commercial purposes and are informed of the obligation to hold such Information confidential and in respect of whose failure to comply with such obligations, the applicable party will be responsible, (ii) if any party or any of its respective Subsidiaries is required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule or is advised by outside counsel in connection with a proceeding brought by a Governmental Entity that it is advisable to do so, (iii) as required in connection with any legal or other proceeding by one party against the other party or in respect of claims by one party against the other party brought in a proceeding, (iv) as necessary in order to permit a party to prepare and disclose its financial statements in connection with any regulatory filings, (v) as necessary for a party to enforce its rights or perform its obligations under this Agreement, (vi) to Governmental Entities in accordance with applicable procurement regulations and contract requirements or (vii) to other Persons in connection with their evaluation of, and negotiating and consummating, a potential strategic transaction, to the extent reasonably necessary in connection therewith, provided an appropriate and customary confidentiality agreement has been entered into with the Person receiving such Confidential Information. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made by a third party pursuant to clause (ii), (iii), (v) or (vi) above, each party, as applicable, shall promptly notify (to the extent permissible by Law) the party to whom the Confidential Information relates of the existence of such request, demand or disclosure requirement and shall provide such affected party a reasonable opportunity to seek an appropriate protective order or other remedy, which such party will cooperate in obtaining to the extent reasonably practicable. In the event that such appropriate protective order or other remedy is not obtained, the party which faces the disclosure requirement shall furnish only that portion of the Confidential Information that is required to be disclosed and shall take reasonable best steps to ensure that confidential treatment is accorded to such Confidential Information.
(b)    Each party acknowledges that it, each Person that is its direct or indirect Subsidiary immediately following the Effective Time and each Business Entity that becomes a Subsidiary of it after the Effective Time, may have in its or their possession confidential or proprietary Information of third parties that was received under confidentiality or non-disclosure agreements with such third party while such party and/or its members were part of WHG. Each party shall comply, and shall cause its other members to comply, and shall cause its and their respective officers, employees, agents, consultants and advisors (or potential buyers) to comply, with all terms and conditions of any such third-party agreements entered into prior to the Effective Time, with respect to any confidential and proprietary Information of third parties to which it or any of its Subsidiaries has had access.
(c)    The parties agree that irreparable damage may occur in the event that the provisions of this Section 4.3 are not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the parties shall be entitled to seek an injunction or injunctions to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(d)    For the avoidance of doubt and notwithstanding any other provision of this Section 4.3, following the Effective Date, the confidentiality obligations under this Agreement shall continue to apply to any and all Confidential Information concerning or belonging to each party or its Affiliates that is shared or disclosed with the other party or its Affiliates, whether or not such Confidential Information is shared pursuant to this Agreement.
ARTICLE V
FINANCIAL AND OTHER COVENANTS
5.1    Disclosure and Financial Controls. The Company agrees that, for so long as WHG is required to consolidate the results of operations and financial position of the Company and/or any of its Subsidiaries or to account for its investment in the Company and/or any of its Subsidiaries under the principles of the equity method of accounting (such period, which shall be extended if and for so long as any amendments to, or restatements or modifications of, any WHG Public Documents made during such period are necessary, the “Applicable Period”):
(a)    Fiscal Year. The Company will, and will cause its Subsidiaries organized in the United States to, maintain a fiscal year and fiscal quarters that follow the same principles as were in effect as of the Effective Date, unless WHG provides prior written consent to approve any change to such principles.
(b)    General Principles. The Company will continue to provide WHG with information and data relating to the business and financial results of the Company in substantially the same format and manner, and with substantially the same detail, as the Company provided immediately prior to the Effective Date (such practices, the “Financial Delivery Practices”) and otherwise in accordance with the requirements of this Agreement.
(c)    Monthly Financial Information. As soon as reasonably practicable after the end of each monthly accounting period of the Company, the Company will deliver to WHG a consolidated income statement and balance sheet and supplemental data related to cash flows, as well as supplemental financial information related the business of the Company, in accordance with the Financial Delivery Practices (the “Monthly Financial Information”).
(d)    Semi-Annual Financial Information. As soon as reasonably practicable after the end of the Company’s second fiscal quarter and its fiscal year end accounting periods, the Company will deliver to WHG a consolidated income statement and balance sheet and supplemental data related to cash flows, as well as supplemental financial information related the business of the Company, in accordance with the Financial Delivery Practices (the fiscal year-end financial statements, the “Annual Financial Statements,” and together with the Company’s second fiscal quarter financial information, the “Semi-Annual Financial Information”).
(e)    Annual Financial Statements. No later than three (3) Business Days prior to the date the Company publicly files the Annual Financial Statements with the Commission or otherwise makes such Annual Financial Statements publicly available, the Company will deliver to WHG the substantially final form of such Annual Financial Statements; provided, however, that the Company may continue to revise such Annual Financial Statements prior to the filing thereof in order to make corrections and non-substantive changes so long as such corrections and changes are delivered to WHG by the Company as soon as practicable and in any event within twelve (12) hours of the making thereof; provided, further, that WHG’s and the Company’s financial representatives will actively consult with each other regarding any changes that the Company considers making to the Annual Financial Statements and related disclosures during the period after delivery of the final form of Annual Financial Statements pursuant to this sentence. Without limiting the foregoing, the Company will consult with WHG regarding WHG’s comments on the Annual Financial Statements and related disclosures and shall consider in good faith WHG’s comments on such Annual Financial Statements and related disclosures except to the extent such comments are inconsistent with Law or GAAP. In addition to the foregoing, no Annual Financial Statement or any other document which refers to or contains information not previously publicly disclosed with respect to the ownership of the Company by WHG will be filed with the Commission or otherwise made public by the Company without the prior written consent of WHG, unless required by Law. Notwithstanding anything to the contrary in this Section 5.1(d), the Company and WHG intend for their annual results to be published substantially concurrently and each of the Company and WHG will use reasonable best efforts to publish such results at a time when neither any National Securities Exchange nor the Hong Kong Stock Exchange is open for trading.
(f)    Company Reports Generally. The Company shall, and shall cause any Subsidiaries that file information with the Commission to, use reasonable best efforts to deliver to WHG:
(i)    substantially final drafts, as soon as practicable after the same have been prepared, of all (A) reports, notices and proxy and information statements to be sent or made available by the Company and/or its Subsidiaries to its or their respective security holders or the public, (B) regular, periodic and other reports to be filed or furnished under Sections 13, 14 and 15 of the Exchange Act and the rules and regulations thereunder (including reports on Forms 10-K, 10-Q and 8-K, annual reports to shareholders, but excluding Forms 3, 4 and 5 and amendments thereto with respect to securities of the Company), and (C) registration statements and prospectuses to be filed by the Company or any of its Subsidiaries with the Commission or any securities exchange pursuant to the listed company manual (or similar requirements) of such exchange (collectively, the documents identified in clauses (A), (B) and (C) are referred to in this Agreement as “Company Public Documents”); and
(ii)    as soon as practicable, but in no event later than five (5) Business Days (other than with respect to Form 8-Ks) prior to the earliest of the dates the same are publicly filed with the Commission, to the extent there is any substantive change compared to draft of a Company Public Document provided pursuant to clause (i) an updated draft of all such Company Public Documents and, with respect to Form 8-Ks, as soon as practicable, but in no event later than two (2) Business Days prior to the earliest date the same are filed in the case of planned Form 8-Ks, and as soon as practicable, in the case of unplanned Form 8-Ks; provided, however, that the Company may continue to revise such Company Public Documents prior to the filing thereof in order to make corrections and non-substantive changes, which corrections and changes will be delivered by the Company to WHG if practicable; provided, further, that the legal and financial representatives of WHG and the Company will actively consult with each other regarding any changes (whether or not substantive) which the Company proposes to make to any of its Company Public Documents and related disclosures prior to any anticipated filing with the Commission, with particular focus on any changes which would have an effect upon WHG’s financial statements or related disclosures. Without limiting the foregoing, the Company shall consult with WHG regarding WHG’s comments on the Company Public Documents and shall consider in good faith WHG’s comments on such Company Public Documents except to the extent such comments are inconsistent with Law or GAAP. In addition to the foregoing, no Company Public Document or any other document which refers to, or contains information not previously publicly disclosed with respect to the ownership of the Company by WHG will be filed with the Commission or otherwise made public by the Company without the prior written consent of WHG unless otherwise required by Law.
(g)    Budgets and Financial Projections. The Company will, as promptly as practicable, deliver to WHG copies of all annual budgets and financial projections (consistent in terms of format and detail with WHG’s historical practices, except as mutually agreed upon by the parties) relating to the Company on a consolidated basis and will provide WHG an opportunity to meet with management of the Company’s to discuss such budgets and projections. In addition, to the extent requested by WHG, the Company will participate in WHG’s annual strategic review planning and other similar meetings and processes in a manner consistent with past practices or with such changes as WHG may reasonably request.
(h)    Other Information. With promptly as practical, the Company will deliver to WHG such additional financial and other information and data with respect to the Company and its business, properties, financial positions, results of operations and prospects as from time to time may be reasonably requested by WHG.
(i)    Press Releases and Similar Information. The Company and WHG will consult with each other as to the timing of their annual and quarterly earnings releases and any interim financial guidance for a current or future period and will give each other the opportunity to review the information therein relating to the Company and to comment thereon. WHG and the Company shall coordinate the timing of (i) their respective earnings release conference calls and (ii) their respective public earnings release issuance and the Company’s filings with the Commission, in each case as directed by WHG. No later than one (1) Business Day prior to the time and date that a party intends to publish its regular annual or quarterly earnings release or any financial guidance for a current or future period, such party will deliver to the other party copies of substantially final drafts of all related press releases and other statements to be made available by such party to employees of such party or to the public concerning any matters that could be reasonably likely to have a material financial impact on the earnings, results of operations, financial condition or prospects of the other party. In addition, prior to the issuance of any such press release or public statement that meets the criteria set forth in the preceding sentence, the issuing party will consult with the other party regarding any changes (other than typographical or other similar minor changes) to such substantially final drafts.
(j)    Cooperation on WHG Filings. From and after the Effective Time and until such time as and when the Company is no longer a Subsidiary of WHG within the meaning of the Hong Kong Listing Rules, the Company shall continue to work closely with WHG with respect to compliance with Law and requirements of any Governmental Entity having jurisdiction over WHG. The Company will cooperate fully, and use its reasonable best efforts to cause the Company Auditors to cooperate fully, with WHG to the extent requested by WHG in the preparation of WHG’s public earnings or other press releases, quarterly reports, interim reports, annual reports to shareholders and any other information statements made publicly available by WHG (collectively, the “WHG Public Documents”). The Company agrees to provide to WHG such Information that WHG reasonably requests in connection with any WHG Public Document or that, in the judgment of WHG’s counsel, is required to be disclosed or incorporated by reference therein under any Law. The Company will use its reasonable best efforts to provide such Information in a timely manner on the dates requested by WHG (which may be earlier than the dates on which the Company otherwise would be required hereunder to have such Information available) to enable WHG to prepare, print and release all WHG Public Documents on such dates as WHG will determine but in no event later than as required by Law. The Company will use its reasonable best efforts to cause the Company Auditors to consent to any reference to them as experts in any WHG Public Document required under any Law. If and to the extent requested by WHG, the Company will diligently and promptly review all drafts of such WHG Public Documents and prepare in a diligent and timely fashion any portion of such WHG Public Documents pertaining to the Company. Prior to any printing or public release of any WHG Public Documents, an appropriate Executive Officer of the Company will, if requested by WHG, certify that the Information relating to the Company in such WHG Public Documents is accurate, true, complete and correct in all material respects. Unless required by Law, the Company will not publicly release any financial or other Information which conflicts with the Information with respect to the Company that is included in any WHG Public Document without WHG’s prior written consent. Prior to the release thereof, WHG will provide the Company with a draft of any portion of a WHG Public Document containing Information relating to the Company and will give the Company an opportunity to review such Information and comment thereon; provided that WHG will determine in its sole and absolute discretion the final form and content of all WHG Public Documents.
5.2    Auditors and Audits; Annual Statements and Accounting. The Company agrees that during the Applicable Period:
(a)    Selection of the Company Auditors. Unless required by Law, directed by, or with the consent of WHG, the Company will not change its current accounting firm (“Company Auditors”) or engage the Company Auditors for any non-audit services that would adversely impact the accounting firm’s independence.
(b)    Information Needed by Auditors. The Company will provide all required financial information with respect to the Company to the Company Auditors in a sufficient and reasonable time and in sufficient detail to permit the Company Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to WHG auditors with respect to information to be included or contained in WHG’s annual reports.
(c)    Access to the Company Auditors. The Company will authorize the Company Auditors to make available to the WHG auditors both the personnel who performed, or are performing, the annual audit and quarterly reviews of the Company and work papers related to the annual audit and quarterly reviews of the Company, in all cases within a reasonable time prior to the Company Auditors’ opinion date, so that the WHG auditors are able to perform the procedures they consider necessary to take responsibility for the work of the Company Auditors as it relates to that of the WHG auditors, all within sufficient time to enable WHG to meet its timetable for the printing and public dissemination of its annual reports.
(d)    Access to Records. The Company will provide WHG auditors and WHG’s other representatives, including WHG’s internal auditors, with access to the Company’s books and records so that WHG may conduct audits relating to the financial statements provided by the Company under this Agreement as well as to the internal accounting controls and operations of the Company.
(e)    Notice of Changes. The Company will give WHG as much prior notice as reasonably practicable of any proposed determination of, or any significant changes in, the Company’s accounting estimates or accounting principles from those in effect on the Effective Date. The Company will consult with WHG and, if requested by WHG, the Company will consult with the WHG auditors with respect thereto. The Company will not make any such determination or changes without WHG’s prior written consent if such a determination or a change would be sufficiently material to be required to be disclosed in the Company’s or WHG’s financial statements as filed with the Commission or other Governmental Authority or publicly disclosed therein.
(f)    Special Reports of Deficiencies or Violations. The Company will report in reasonable detail to WHG the following events or circumstances promptly after any Executive Officer of the Company or any member of the Company Board becomes aware of such matter: (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting; and (C) any illegal act within the meaning of Section 10A(b) and (f) of the Exchange Act; and (D) any violation of Law that an attorney representing the Company has formally reported to any officers or directors of the Company pursuant to the Commission’s attorney conduct rules (17 C.F.R. Part 205)).
(g)    Special Report of Certain Material Information. From and after the Effective Time and until such time as and when the Company is no longer a Subsidiary of WHG within the meaning of the Hong Kong Listing Rules, the Company shall promptly report to WHG non-public Information which is likely to materially affect the price of the listed securities of the Company and/or WHG (the “Material Information”). WHG agrees to discuss in good faith the applicability of an exemption from making public disclosure of the Material Information. The Company shall establish and maintain necessary systems and procedures to identify and convey Material Information to WHG for WHG to assess its compliance obligations pursuant to the Law and requirements, and provide necessary assistance to WHG as reasonably required by WHG for its compliance with Law and requirements.
ARTICLE VI
INDEMNIFICATION
6.1    Release of Pre-Initial Public Offering Claims.
(a)    Except (i) as provided in Section 6.1(b), (ii) as may be otherwise expressly provided in this Agreement and (iii) for any matter for which any party is entitled to indemnification pursuant to this Article VI:
(i)    WHG, for itself and each member of the WHG Indemnity Group, its Affiliates, as of the Effective Time and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time were directors, officers, agents or employees of any member of the WHG Indemnity Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge the Company and each member of the Company Group, and all Persons who at any time prior to the Effective Time were shareholders, directors, officers, agents or employees of any member of the Company Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all (A) Liabilities arising from or in connection with the transactions and all other activities to implement the Initial Public Offering (for the avoidance of doubt this clause (A) shall not limit or affect indemnification obligations of the parties set forth in this Agreement or the Registration Rights Agreement) and (B) Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the WHG Retained Business (such Liabilities as set forth in sub-clauses (A) and (B), the “WHG Released Liabilities”) and in any event shall not, and shall cause its respective Affiliates not to, bring any Action against the Company or any member of the Company Group in respect of any WHG Released Liabilities; provided, however that for purposes of this Section 6.1(a)(i), WHG shall also release and discharge any directors, officers or other employees of the Company and any member of the Company Group, from any and all Liability, obligation or responsibility for any and all past actions or failures to take action, in each case in their capacity as a director or officer of the Company or any member of the Company Group, prior to the Effective Time, including actions or failures to take action that may be deemed to have been negligent or grossly negligent, but excluding intentional criminal acts by any such Persons

(ii)    The Company, for itself and each member of the Company Group, its Affiliates, as of the Effective Time and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time were directors, officers, agents or employees of the Company or any member of the Company Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge WHG and its Subsidiaries, its Affiliates and all Persons who at any time prior to the Effective Time were shareholders, directors, officers, agents or employees of WHG and the other members of the WHG Indemnity Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all (A) Liabilities arising from or in connection with the transactions and all other activities to implement the Initial Public Offering (for the avoidance of doubt this clause (A) shall not limit or affect indemnification obligations of the parties set forth in this Agreement or the Registration Rights Agreement) and (B) Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time) in each case to the extent relating to, arising out of or resulting from the Company Retained Business (such Liabilities as set forth in sub-clauses (A) and (B), the “Company Released Liabilities”) and in any event shall not, and shall cause its respective Subsidiaries not to, bring any Action against WHG or any member of the WHG Indemnity Group in respect of any Company Released Liabilities; provided, however that for purposes of this Section 6.1(a)(ii), the Company shall also release and discharge any directors, officers or other employees of WHG and any member of the WHG Indemnity Group, to the extent any such directors, officers or employees served as a director or officer of the Company or any member of the Company Group prior to the Effective Time, from any and all Liability, obligation or responsibility for any and all past actions or failures to take action, in each case in their capacity as a director or officer of the Company or any member of the Company Group, prior to the Effective Time, including actions or failures to take action that may be deemed to have been negligent or grossly negligent, but excluding intentional criminal acts by any such Persons.
(b)    Nothing contained in this Agreement, including Section 6.1(a), shall impair or otherwise affect any right of any party and, as applicable, its Subsidiaries, as well as their respective heirs, executors, administrators, successors and assigns, to enforce this Agreement or any agreements, arrangements, commitments or understandings contemplated in this Agreement to continue in effect after the Effective Time. In addition, nothing contained in Section 6.1(a) shall release any Person from:
(i)    any Liability provided for in or resulting from any other agreement or arrangement that is entered into after the Effective Time between any party and/or its Subsidiaries, on the one hand, and any other party or parties and/or its or their Subsidiaries, on the other hand;

(ii)    any Liability with respect to any Continuing Arrangements;
(iii)    any Liability that the parties may have with respect to indemnification pursuant to this Agreement or otherwise for Actions brought against the parties by third Persons, which Liability shall be governed by the provisions of this Agreement and, in particular, this Article VI; and
(iv)    any Liability the release of which would result in a release of any Person other than the Persons released in Section 6.1(a); provided that the parties agree not to bring any Action or permit any of its Subsidiaries to bring any Action against a Person released in Section 6.1(a) with respect to such Liability.
In addition, nothing contained in Section 6.1(a) shall release: (i) WHG from indemnifying any director, officer or employee of the Company or any member of the Company Group who was a director, officer or employee of WHG or any of its Affiliates prior to the Effective Date, as the case may be, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then-existing obligations; and (ii) the Company from indemnifying any director, officer or employee of the WHG Indemnity Group who was a director, officer or employee of the Company or any of its Affiliates prior to the Effective Date, as the case may be, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then-existing obligations; it being understood that if the underlying obligation giving rise to such Action is a WHG Released Liability, WHG shall indemnify the Company for such Liability (including the Company’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article VI.
(c)    Each party shall not, and shall not permit any of its Affiliates to, make any claim for offset, or commence any Action, including any claim of contribution or any indemnification, against any other party or its Subsidiaries, or any other Person released pursuant to Section 6.1(a), with respect to any Liabilities released pursuant to Section 6.1(a).
(d)    If any Person associated with a party (including any director, officer or employee of a party) initiates any Action with respect to claims released by this Section 6.1, the party with which such Person is associated shall be responsible for the fees and expenses of counsel of the other party (and/or its Subsidiaries, as applicable) and such other party shall be indemnified for all Liabilities incurred in connection with such Action in accordance with the provisions set forth in this Article VI.
6.2    Indemnification by WHG. In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of this Agreement, following the Effective Time and to the fullest extent permitted by applicable law, WHG shall and shall cause the other members of the WHG Indemnity Group to indemnify, defend and hold harmless the Company Indemnitees from and against any and all Indemnifiable Losses of the Company Indemnitees to the extent relating to, arising out of, by reason of or otherwise in connection with (a) the WHG Retained Business, whether arising prior to, at or after the Effective Time, or (b) any breach by WHG of any provision of this Agreement.

6.3    Indemnification by the Company. In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of this Agreement, following the Effective Time and to the fullest extent permitted by applicable law, the Company shall and shall cause the other members of the Company Group to indemnify, defend and hold harmless WHG Indemnitees from and against any and all Indemnifiable Losses of the WHG Indemnitees to the extent relating to, arising out of, by reason of or otherwise in connection with (a) the Company Retained Business, whether arising prior to, at or after the Effective Time or (b) any breach by the Company of any provision of this Agreement.
6.4    Procedures for Indemnification.
(a)    Direct Claims. Other than with respect to Third Party Claims, which shall be governed by Section 6.4(b), each WHG Indemnitee and Company Indemnitee shall notify in writing, with respect to any matter that such Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement, the party which is or may be required pursuant to this Article VI to make such indemnification (the “Indemnifying Party”), within forty-five (45) days of such determination, stating in such written notice the amount of the Indemnifiable Loss claimed, if known, and, to the extent practicable, method of computation thereof, and referring to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such written notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure. The Indemnifying Party will have a period of forty-five (45) days after receipt of a notice under this Section 6.4(a) within which to respond thereto. If the Indemnifying Party fails to respond within such period, the Liability specified in such notice from the Indemnitee shall be conclusively determined to be a Liability of the Indemnifying Party hereunder. If such Indemnifying Party responds within such period and rejects such claim in whole or in part, the disputed matter shall be resolved in accordance with Article VII.
(b)    Third Party Claims. If a claim or demand is made against a Company Indemnitee or WHG Indemnitee by any Person who is not a party to this Agreement (a “Third Party Claim”) as to which such Indemnitee is or may be entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Indemnifying Party in writing (which notice obligation may be satisfied by providing copies of all notices and documents received by the Indemnitee relating to the Third Party Claim), and in reasonable detail, of the Third Party Claim promptly (and in any event within the earlier of (i) forty-five (45) days or (ii) two (2) Business Days prior to the final date of the applicable response period under such Third Party Claim) after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that the failure to provide notice of any such Third Party Claim pursuant to this or the preceding sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure. Thereafter, such Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

(c)    The Indemnifying Party shall be entitled, if it so chooses, to assume the defense thereof, and if it does not assume the defense of such Third Party Claim, to participate in the defense of any Third Party Claim in accordance with the terms of Section 6.5 at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, that is reasonably acceptable to the Indemnitee, within thirty (30) days of the receipt of an indemnification notice from such Indemnitee; provided, however, that the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim to the extent such Third Party Claim (i) is an Action by a Governmental Entity, (ii) involves an allegation of a criminal violation or (iii) seeks injunctive relief against the Indemnitee. In connection with the Indemnifying Party’s defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, at its own expense and, in any event, shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent Information, materials and Information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that in the event of a conflict of interest between the Indemnifying Party and the applicable Indemnitee(s), or in the event that any Third Party Claim seeks equitable relief which would restrict or limit the future conduct of the Indemnitee’s business or operations, such Indemnitee(s) shall be entitled to retain, at the Indemnifying Party’s expense, separate counsel as required by the applicable rules of professional conduct with respect to such matter; provided further, that if the Indemnifying Party has assumed the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions to such defense or to its Liability therefor, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party. The Indemnifying Party shall have the right to compromise or settle a Third Party Claim the defense of which it shall have assumed pursuant to this Section 6.4(c) and any such settlement or compromise made or caused to be made of a Third Party Claim in accordance with this Article VI shall be binding on the Indemnitee, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise. Notwithstanding the foregoing sentence, the Indemnifying Party shall not settle any such Third Party Claim without the written consent of the Indemnitee unless such settlement (i) completely and unconditionally releases the Indemnitee in connection with such matter, (ii) provides relief consisting solely of money damages borne by the Indemnifying Party and (iii) does not involve any admission by the Indemnitee of any wrongdoing or violation of Law.
(d)    If an Indemnifying Party fails for any reason to assume responsibility for defending a Third Party Claim within the period specified in this Section 6.4, such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party. If an Indemnifying Party has failed to assume the defense of the Third Party Claim within the time period specified in clause (c) above, it shall not be a defense to any obligation to pay any amount in respect of such Third Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of Liability.

(e)    Except as otherwise set forth in Section 4.3 and Section 7.3, absent fraud or willful misconduct by an Indemnifying Party, the indemnification provisions of this Article VI shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or losses resulting from any breach of this Agreement and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article VI against any Indemnifying Party. For the avoidance of doubt, all disputes in respect of this Article VI shall be resolved in accordance with Article VII.
(f)    The provisions of this Article VI shall apply to Third Party Claims that are already pending or asserted as well as Third Party Claims brought or asserted after the date of this Agreement. There shall be no requirement under this Section 6.4 to give a notice with respect to any Third Party Claim that exists as of the Effective Time. The parties acknowledge that Liabilities for Actions (regardless of the parties to the Actions) may be partly WHG Liabilities and partly Company Liabilities. If the parties cannot agree on the allocation of any such Liabilities for Actions, they shall resolve the matter pursuant to the procedures set forth in Article VII. Neither party shall, nor shall either party permit its Subsidiaries to, file Third Party Claims or cross-claims against the other party or its Subsidiaries in an Action in which a Third Party Claim is being resolved.
6.5    Cooperation in Defense and Settlement.
(a)    With respect to any Third Party Claim that implicates both parties in any material respect due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement, the parties agree to use reasonable best efforts to cooperate fully and maintain a joint defense (in a manner that, to the extent reasonably practicable, will preserve for all parties any Privilege with respect thereto). The party that is not responsible for managing the defense of any such Third Party Claim shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims. Notwithstanding the foregoing, nothing in this Section 6.5(a) shall derogate from any party’s rights to control the defense of any Action in accordance with Section 6.4.
(b)    Notwithstanding anything to the contrary in this Agreement, with respect to any Action (i) by a Governmental Entity against the Company relating to matters involving anti-bribery, anti-corruption, anti-money laundering, export control and similar laws, where the facts and circumstances giving rise to the Action occurred prior to the Effective Time or (ii) where the resolution of such Action by order, judgment, settlement or otherwise, could include any condition, limitation or other stipulation that could, in the reasonable judgment of WHG, adversely impact the conduct of the WHG Retained Business, WHG shall have, at WHG’s expense, the reasonable opportunity to consult, advise and comment in all preparation, planning and strategy regarding any such Action, including with regard to any drafts of notices and other conferences and communications to be provided or submitted by the Company to any third party involved in such Action (including any Governmental Entity), to the extent that WHG’s participation does not affect any Privilege in a material and adverse manner; provided that to the extent that any such action requires the submission by the Company of any content relating to any current or former officer or director of WHG, such content will only be submitted in a form approved by WHG in its reasonable discretion. With regard to the matters specified in the preceding clauses (i) and (ii), WHG shall have a right to consent to any compromise or settlement related thereto.
(c)    Notwithstanding anything to the contrary in this Agreement, with respect to any notices or reports to be submitted to, or reporting, disclosure, filing or other requirements to be made with, any Governmental Entity by the Company or its Subsidiaries where such governmental filing requires disclosure of facts, information or data that relate to WHG or members of the WHG Indemnity Group, WHG shall have the reasonable opportunity to consult, advise and comment on the preparation and content of any such governmental filing in advance of its submission to a Governmental Entity, and the Company shall in good faith consider and take into account any comments so provided by WHG with respect to such governmental filing.
(d)    Each of WHG and the Company agrees that at all times from and after the Effective Time, if an Action is commenced by a third party naming two (2) or more parties (or any members of such parties’ respective Groups) as defendants and with respect to which one or more named parties (or any member of such party’s respective Groups) is a nominal defendant and/or such Action is otherwise not a Liability allocated to such named party under this Agreement, then the other party or parties shall use reasonable best efforts at its own expense to cause such nominal defendant to be removed from such Action, as soon as reasonably practicable.
6.6    Indemnification Payments. Indemnification required by this Article VI shall be made by periodic payments of the amount of Indemnifiable Losses in a timely fashion during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss incurred.
6.7    Indemnification Obligations Net of Insurance Proceeds and Other Amounts.
(a)    Any recovery by any Indemnitee for any Indemnifiable Loss subject to indemnification pursuant to this Article VI shall be calculated (i) net of Insurance Proceeds actually received by such Indemnitee with respect to any Indemnifiable Loss (which such proceeds shall be reduced by the present value, based on that Party’s then cost of short-term borrowing, of future premium increases known at such time) and (ii) net of any proceeds actually received by the Indemnitee from any unaffiliated third party with respect to any such Liability corresponding to the Indemnifiable Loss (“Third Party Proceeds”). Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article VI to any Indemnitee pursuant to this Article VI shall be reduced by any Insurance Proceeds or Third Party Proceeds theretofor actually recovered by or on behalf of the Indemnitee corresponding to the related Indemnifiable Loss. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party corresponding to any Indemnifiable Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or

Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.
(b)    Any Indemnity Payment shall be increased as necessary so that after making all payments corresponding to taxes imposed on or attributable to such Indemnity Payment, the Indemnitee receives an amount equal to the sum it would have received had no such taxes been imposed.
(c)    The parties hereby agree that an insurer or other third party that would otherwise be obligated to pay any amount shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of any provision contained in this Agreement , and that no insurer or any other Third Party shall be entitled to a “windfall” (e.g., a benefit they would not otherwise be entitled to receive, or the reduction or elimination of an insurance coverage obligation that they would otherwise have, in the absence of the indemnification or release provisions) by virtue of any provision contained in this Agreement. Each Party shall, and shall cause its Subsidiaries to, use reasonable best efforts to collect or recover, or allow the Indemnifying Party to collect or recover, or cooperate with each other in collecting or recovering, any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification may be available under this Article VI. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Actions to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or receiving any Indemnity Payment otherwise owed to it under this Agreement or any ancillary agreement.
6.8    Contribution. If the indemnification provided for in this Article VI is unavailable for any reason to an Indemnitee (other than failure to provide notice with respect to any Third Party Claims in accordance with Section 6.4(b)) in respect of any Indemnifiable Loss, then the Indemnifying Party shall, in accordance with this Section 6.8, contribute to the Indemnifiable Losses incurred, paid or payable by such Indemnitee as a result of such Indemnifiable Loss in such proportion as is appropriate to reflect the relative fault of the Company and/or any member of the Company Group, on the one hand, and WHG and/or any member of the WHG Indemnity Group, on the other hand, in connection with the circumstances which resulted in such Indemnifiable Loss.
6.9    Additional Matters; Survival of Indemnities.
(a)    The indemnity agreements contained in this Article VI shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; and (ii) the knowledge by the Indemnitee of Indemnifiable Losses for which it might be entitled to indemnification hereunder. The indemnity agreements contained in this Article VI shall survive the Initial Public Offering.
(b)    The rights and obligations of WHG, the Company and/or any of their Subsidiaries, in each case, under this Article VI shall survive any merger, consolidation, business combination, restructuring, recapitalization, reorganization or similar transaction involving either party or any of its Subsidiaries.
6.10    Covenant Not to Sue. Each of WHG and the Company hereby covenants and agrees that none of it and/or any of its Subsidiaries or any Person claiming on behalf of it or any of its Subsidiaries shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any governmental authority, alleging that: (a) the assumption or retention of any Company Liabilities by the Company or any of its Subsidiaries on the terms and conditions set forth in this Agreement is void or unenforceable for any reason; (b) the assumption or retention of any WHG Liabilities by WHG or any of its Subsidiaries on the terms and conditions set forth in this Agreement is void or unenforceable for any reason; or (c) the provisions of this Article VI are void or unenforceable for any reason.
6.11    Securities Law Claims. Notwithstanding any other provision of this Agreement, all claims for indemnification or contribution in relation to claims asserted against either Party or their Affiliates under the U.S. Securities Act of 1933, as amended, or the U.S. Securities Exchange Act of 1934, as amended, or the respective rules and regulations thereunder, shall be governed solely by the provisions of the Registration Rights Agreement.
ARTICLE VII
DISPUTE RESOLUTION
7.1    Arbitration. Each party hereto agrees that any action, directly or indirectly, arising out of, under or relating to this Agreement shall be submitted to final and binding arbitration administered by the International Chamber of Commerce (“ICC”) in accordance with the Rules of Arbitration of the ICC (“ICC Rules”) then in effect.
(a)    The arbitration shall be conducted by a three-member arbitral tribunal (the “Arbitral Tribunal”). The claimant shall nominate one arbitrator in accordance with the ICC Rules, and the respondent shall nominate one arbitrator in accordance with the ICC Rules within twenty-one days (21) after the appointment of the first arbitrator. The third arbitrator, who shall serve as chair of the Arbitral Tribunal, shall be jointly appointed by the parties within twenty-one (21) days of the confirmation of the appointment of the second arbitrator. If any arbitrator is not appointed within the time limit provided herein, such arbitrator shall be appointed by the ICC in accordance with the ICC Rules.
(b)    The seat of arbitration shall be London, England. The language of the arbitration shall be English.
(c)    For the avoidance of doubt, by submitting their dispute to arbitration under the ICC Rules, the parties expressly agree that all issues of arbitrability, including all issues concerning the propriety and timeliness of the commencement of the arbitration (including any defense based on a statute of limitation, if applicable), the jurisdiction of the Arbitral Tribunal, and the procedural conditions for arbitration, shall be finally and solely determined by the Arbitral Tribunal.

(d)    The parties may submit any application for any pre-arbitral injunction, pre-arbitral attachment, interim or conservatory measure or other order in aid of arbitration proceedings (“Interim Relief”) to: (A) the Arbitral Tribunal; (B) prior to the constitution of the Arbitral Tribunal, an emergency arbitrator appointed in the manner provided for in the ICC Rules; or (C) the state or federal courts of Virginia, United States. Any Interim Relief so issued by the Arbitral Tribunal or emergency arbitrator shall, to the extent permitted by Law, be deemed a final arbitration award for purposes of enforceability, and, moreover, shall also be deemed a term and condition of this Agreement subject to specific performance in Section 7.3 below. Notwithstanding the foregoing, (i) the Arbitral Tribunal shall have the power to continue, review, vacate or modify any Interim Relief granted by an emergency arbitrator; (ii) in the event an emergency arbitrator or the Arbitral Tribunal issues an order granting, denying or otherwise addressing Interim Relief, any party may apply to enforce or require specific performance of such decision on Interim Relief in any state or federal court of Virginia, United States; and (iii) either party shall retain the right to apply for freezing orders to prevent the improper dissipation of transfer of assets to any state or federal court of Virginia, United States.
(e)    The Arbitral Tribunal shall have the power to grant any remedy or relief that it deems just and equitable and that is in accordance with the terms of this Agreement, including specific performance and temporary or final injunctive relief, provided, however, that the Arbitral Tribunal shall have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement, nor any right or power to award punitive, exemplary or treble damages.
(f)    The Arbitral Tribunal shall have the power to allocate the costs and fees of the arbitration, including reasonable attorneys’ fees and costs as well as those costs and fees addressed in the ICC Rules, between the parties in the manner it deems fit.
(g)    Arbitration under this Article VII shall be the sole and exclusive remedy for any dispute, subject only to the option of seeking Interim Relief in the state and federal courts of Virginia in accordance with Section 7.2(d) above. Any award rendered thereby shall be final and binding upon the parties as from the date rendered. Judgment on the award rendered by the Arbitral Tribunal may be entered in any court having jurisdiction thereof, including any court having jurisdiction over the relevant party or its assets.
7.2    Specific Performance. From and after the Effective Date, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the parties agree that the party or parties to this Agreement, subject and pursuant to the terms of this Article VII (including for the avoidance of doubt, after compliance with all notice and negotiation provisions herein), have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that, from and after the Effective Date, the remedies at law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any Indemnifiable Loss, that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.
7.3    Treatment of Arbitration. The parties agree that any arbitration hereunder shall be kept confidential, and that the existence of the proceeding and all of its elements (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall be deemed confidential, and shall not be disclosed beyond the Arbitral Tribunal, the parties, their counsel, and any person necessary to the conduct of the proceeding, except as and to the extent required by Law and to defend or pursue any legal right. In the event any party makes application to any court in connection with this Section 7.4 (including any proceedings to enforce a final award or any Interim Relief), that party shall take all steps reasonably within its power to cause such application, and any exhibits (including copies of any award or decisions of the Arbitral Tribunal or emergency arbitrator) to be filed under seal, shall oppose any challenge by any third party to such sealing, and shall give the other party immediate notice of such challenge.
7.4    Continuity of Service and Performance. Unless otherwise agreed in writing, the parties shall continue to provide service and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of this Article VII with respect to all matters not subject to such dispute resolution.
7.5    Consolidation. The arbitrator may consolidate an arbitration under this Agreement with any arbitration arising under or relating to any agreement between the parties entered into pursuant hereto, as the case may be, if the subject of the disputes thereunder arises out of or relates essentially to the same set of facts or transactions. Such consolidated arbitration shall be determined by the arbitrator appointed for the arbitration proceeding that was commenced first in time.
ARTICLE VIII
MISCELLANEOUS PROVISIONS
8.1    Reliance. Each covenant and agreement made by a party in this Agreement or in any certificate, instrument or other document delivered pursuant to this Agreement is material, shall be deemed to have been relied upon by the other parties and shall remain operative and in full force and effect after the Effective Date regardless of any investigation. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties hereto and their respective successors and permitted assigns.
8.2    Amendment and Waiver; Actions of the Board. Any party may waive in writing any provision hereof intended for its benefit. No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any party at law or in equity or otherwise. This Agreement may be amended with the prior written consent of the Company and WHG.

8.3    Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing and mailed (by first class registered or certified mail, postage prepaid), sent by express overnight courier service, or delivered to the applicable party at the respective address indicated below:
If to the Company:
Smithfield Foods, Inc.
200 Commerce Street
Smithfield, Virginia 23430
Attn: General Counsel
If to WHG:
WH Group Limited
Unit 7602B-7604A
Level 76, International Commerce Centre
1 Austin Road West
Kowloon, Hong Kong
Attn: General Counsel
All such notices, requests, demands and other communications shall, when mailed or sent, respectively, be effective (i) two days after being deposited in the mail or (ii) one day after being deposited with the express overnight courier service, respectively, addressed as aforesaid.
8.4    Counterparts. This Agreement may be executed in two or more counterparts, and delivered via facsimile, .pdf or other electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.
8.5    Remedies; Severability. It is specifically understood and agreed that any breach of the provisions of this Agreement by any party will result in irreparable injury to the other parties, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other legal or equitable remedies which they may have, such other parties may enforce their respective rights by actions for specific performance or injunctive relief (to the extent permitted at law or in equity). If any one or more of the provisions of this Agreement, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein are not to be in any way impaired thereby, it being intended that all of the rights and privileges of the parties be enforceable to the fullest extent permitted by Law. Without limiting the generality of the foregoing, if any such provisions that are determined to be invalid, illegal or unenforceable would be valid, legal and enforceable if such provisions were set forth in the Articles, then the Company shall use its best efforts to cause the Articles to be amended to give effect to such provisions.
8.6     Entire Agreement; Consent to Amendment and Restatement. This Agreement is intended by the parties as a final expression of their agreement as to the subject matter hereof and, together with the Registration Rights Agreement, intended to be a complete and exclusive statement of the agreement and understanding of the parties with respect to that subject matter, and supersedes all prior agreements and undertakings among the parties hereto with regard to such subject matter.
8.7    Term. This Agreement shall terminate one year after the date that WHG ceases to own, in the aggregate, shares of Common Stock representing at least 10% of the then outstanding Common Stock. This Agreement may be terminated at any time prior to the Majority Holder Date by and in the sole discretion of WHG without the approval of the Company or the shareholders of WHG. In the event of such termination, no party shall have any Liability of any kind to the other party or any other Person. After the Majority Holder Date, this Agreement may not be terminated, modified or amended except by an agreement in writing signed by WHG and the Company. Notwithstanding the foregoing sentence, the provisions of Articles I, VI, VII and VIII shall survive termination of this Agreement.
8.8    Governing Law. This Agreement is to be construed and enforced in accordance with the laws of the Commonwealth of Virginia, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.
8.9    Consent to Jurisdiction; Waiver of Jury Trial. Solely for the limited purposes of seeking Interim Relief in accordance with Section 7.1(d) above, unless the Company consents in writing to the selection of an alternative forum, each party hereto hereby submits to the jurisdiction of the United States District Court for the Eastern District of Virginia, Richmond Division, or in the event that court lacks jurisdiction to hear such action, the Circuit Court of Henrico County, Virginia, and irrevocably and unconditionally waives any objection to the laying of venue in respect of such courts, irrevocably and unconditionally waives and agrees not to plead or claim that such courts are an inconvenient forum or do not have personal jurisdiction over any party hereto, and agrees that mailing of process or other papers in connection with any such action in the manner provided herein or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO OTHER PARTY OR REPRESENTATIVE, AGENT OR ATTORNEY THEREOF HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.9.
8.10    Successors and Assigns; Beneficiaries. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the parties and their respective successors and permitted assigns.

8.11    Inconsistent Agreements. Neither the Company nor WHG shall enter into any agreement or side letter with, or grant any proxy to, any shareholder of the Company or any other Person (whether or not such proxy, agreements or side letters are with Persons that are not parties to this Agreement) that conflicts with the provisions of this Agreement or which would obligate such Person to breach any provision of this Agreement.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties are signing this Agreement as of the date first set forth above.

COMPANY:

SMITHFIELD FOODS, INC.

By:	/s/ C. Shane Smith
	Name:	C. Shane Smith
	Title:	President and Chief Executive Officer
[Signature page to Shareholders Agreement]

SHAREHOLDER:

WH GROUP LIMITED

By:	/s/ Long Wan
	Name:	Long Wan
	Title:	Chairman
[Signature page to Shareholders Agreement]